Exhibit 99.1

NEWS RELEASE
Contacts:	Neal A. Fuller, EVP and CFO AMERISAFE, Inc. 337-463-9052

DIRECTOR AUSTIN YOUNG TO RETIRE

DeRidder, LA, February 23, 2017 (GLOBE NEWSWIRE) — AMERISAFE, Inc. (Nasdaq: AMSF) a specialty provider of hazardous workers’ compensation insurance, today announced that Austin P. Young III will retire from AMERISAFE’s Board of Directors following the Company’s annual meeting of shareholders on June 9, 2017.

Mr. Young joined the Board in connection with AMERISAFE’s initial public offering in November 2005.

Jared Morris, the Company’s Chairman, said “Austin and I have served on the Board since the company went public 12 years ago. His leadership as a Board member and as Audit Committee Chair has been instrumental, especially in our early years as a public company. The Board wants to thank Austin for his years of service to AMERISAFE.”

Janelle Frost, AMERISAFE’s President and Chief Executive Officer, said “I was fortunate to work closely with Austin both as CFO and in my current role. I am personally grateful for his guidance and support. On behalf of our employees, I also want to thank Austin for his years of service to the Company.”

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.